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                                                                     EXHIBIT 4.1

                          FIRST SUPPLEMENTAL INDENTURE

         FIRST SUPPLEMENTAL INDENTURE dated as of June 26, 2002 (the "SUPPLEMENTAL INDENTURE"), between CALLON PETROLEUM COMPANY, a Delaware corporation (the "COMPANY"), having its principal office at 200 North Canal Street, Natchez, Mississippi 39120, and AMERICAN STOCK TRANSFER & TRUST COMPANY, a corporation duly authorized and existing under the laws of the state of New York, as trustee (the "TRUSTEE").

         WHEREAS, there has heretofore been executed and delivered to the Trustee an Indenture dated as of July 31, 1997 between the Company and the Trustee (as the same has been amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "INDENTURE"), providing for the issuance of the Company's 10.125% Senior Subordinated Notes due 2002 (the "NOTES");

         WHEREAS, there are now outstanding under the Indenture Notes in the aggregate principal amount of $36,000,000;

         WHEREAS, the Company has received consents from a majority in aggregate principal amount of Outstanding Notes ("CONSENTING HOLDERS") to the amendments effected by this Supplemental Indenture;

         WHEREAS, Section 902 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority in principal amount of the Notes then outstanding, or with respect to certain amendments, with the consent of the Holder of each Outstanding Note;

         WHEREAS, the Company desires to amend certain provisions of the Indenture, as set forth in Article II hereof; and

         WHEREAS, all matters necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

         NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises, the Company and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Notes:

                                    ARTICLE I
                                  EFFECTIVENESS

         SECTION 1.1. Effectiveness. This Supplemental Indenture shall become effective as of the date hereof.


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                                   ARTICLE II
                             AMENDMENTS TO INDENTURE

         SECTION 2.1. Amendments to Indenture. Section 1007(a)(ii) of the Indenture is hereby amended in its entirety to read as follows:

          "The Interest Coverage Ratio would have been less than 1.1 to 1.0."

                                   ARTICLE III
                                  MISCELLANEOUS

         SECTION 3.1 Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together:

         SECTION 3.2 Confirmation. The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

         SECTION 3.3 Terms Defined. Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the respective meanings set forth in the Indenture.

         SECTION 3.4 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         SECTION 3.5 Governing Laws. The laws of the State of New York shall govern this Supplemental Indenture.

         SECTION 3.6 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         SECTION 3.7 Compliance with the Trust Indenture Act. This Supplemental Indenture shall be interpreted to comply in every respect with the Trust Indenture Act of 1939, as amended (the "TIA"). If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the imposed duties shall control.

         SECTION 3.8 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but upon the terms and conditions set forth in the Indenture.

         SECTION 3.9 Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture, except that the Trustee is duly authorized to execute and deliver this Supplemental Indenture.


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         IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.



                                       CALLON PETROLEUM COMPANY


                                       By: /s/ John Weatherly
                                           -------------------------------------
                                           Name:  John Weatherly
                                           Title: Senior Vice President and
                                                  Chief Financial Officer


                                       AMERICAN STOCK TRANSFER & TRUST COMPANY

                                       By: /s/ Herbert J. Lemmer
                                           -------------------------------------
                                           Name:  Herbert J. Lemmer
                                           Title: Vice President



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